Exhibit (a)(5)(I)

Cover sheet:

Document title:	Extraordinary Report

Filing to:	Director-General of the Kanto Local Finance Bureau

Filing date:	April 20, 2017

Company name:	Intel Corporation

Title and name of representative:	Suzan A. Miller Vice President, Deputy General Counsel and Corporate Secretary

Registered address:	2200 Mission College Boulevard, Santa Clara, California 95054-1549 U.S.A.

Name of attorney-in-fact:	Masahiko Ishida Attorney-at-law

Address of attorney-in-fact:	DLA Piper Tokyo Partnership Meiji Seimei Kan 7F, 2-1-1 Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan

1	Reason for Submission

As of March 12, 2017, Intel Corporation (“Intel”), Cyclops Holdings, Inc., a wholly owned subsidiary of Intel that was converted into Cyclops Holdings, LLC, a Delaware limited liability company, on April 4, 2017 (“Buyer”), and Mobileye N.V. (“Mobileye”) entered into a Purchase Agreement (the “Agreement”). Pursuant to the Agreement, on April 5, 2017, Buyer commenced a tender offer for all of the issued and outstanding ordinary shares of Mobileye. As a result of the foregoing, Intel submits this Extraordinary Report pursuant to Article 24-5, Paragraph 4 of the Financial Instruments and Exchange Act and Article 19, Paragraph 2, No. 16-2 of the Cabinet Office Ordinance on Disclosure of Corporate Information, etc.

2	Report Details

Note:	The Dollar amount in this Report was converted at the rate of JPY 114.71 to USD 1.0 (the telegraphic transfer middle rate provided by The Bank of Tokyo-Mitsubishi UFJ, Ltd. as of March 15, 2017).

(1)	Descriptions of the Subsidiary Acquisition

Intel and Buyer, a consolidated subsidiary of Intel as described further below, have determined to acquire a subsidiary.

Buyer Name	Cyclops Holdings, LLC
Address	2200 Mission College Blvd., Santa Clara, California, 95054-1549
Name of Representative	Robert H. Swan, Manager

(2)	Outline of the Target Company for the Acquisition

①	Target Company Name, Address of Principal Office, Name and Title of Representative, Capital Amount, Net Asset, Total Asset, Outline of Business

Target Company Name	Mobileye N.V.
Address of Principal Office	Har Hotzvim, 13 Hartom Street, P.O. Box 45157, Jerusalem 9777513, ISRAEL
Name and Title of Representative	Ziv Aviram, Co-founder, President and CEO
Paid-In Capital Amount (USD in thousands)	653,287 (As of December 31, 2016)
Net Assets (USD in thousands)	698,412 (As of December 31, 2016)

Total Assets (USD in thousands)	780,380 (As of December 31, 2016)
Outline of Business	Developer of computer vision and machine learning-based sensing, mapping and driving policy technology for advanced driver assistance systems and autonomous driving technologies

(Note: The figures above are based on publicly available information included in the Mobileye’s most recent 20-F for the fiscal year ended on December 31, 2016.)

②	Net Revenues, Operating Income, Net Income in the Last Three Fiscal Years

(Consolidated)			(USD in thousands)
	2016	2015	2014
Net Revenues	358,162	240,872	143,637
Operating Profit	120,939	77,739	(14,682)
Net Income	108,370	68,450	(30,084)

(Note: The figures above are based on publicly available information included in the Mobileye’s most recent 20-F for the fiscal year ended on December 31, 2016. Ordinary Profit is not available.)

③	Capital Relationship, Personnel Relationship and Business Relationship of Mobileye with Intel and Buyer

Capital Relationship	There is no capital relationship to note.

Personnel Relationship	There is no personal relationship to note.

Business Relationship	In July 2016, Intel, Mobileye, and BMW Group announced a collaboration to develop an open platform and common reference architecture for autonomous driving.

(3)	The Purpose of the Acquisition

The acquisition will couple the best-in-class technologies from both companies, including Intel’s high-performance computing and connectivity expertise and Mobileye’s leading computer vision expertise to create automated driving solutions from the cloud through the network to the car.

The combination is expected to accelerate innovation for the automotive industry and position Intel as a leading technology provider in the fast-growing market for highly and fully autonomous vehicles. Intel estimates the vehicle systems, data and services market opportunity to be up to $70 billion by 2030. The transaction extends Intel’s strategy to invest in data-intensive market opportunities that build on Mobileye’s strengths in computing and connectivity from the cloud, through the network, to the device.

(4)	The Amount of Consideration for the Acquisition

Approximately USD 15.3 billion (JPY 1,755,063,000,000) (Subject to change).

Additional Information and Where to Find It

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Mobileye N.V. (“Mobileye”) or any other securities. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed with the U.S. Securities and Exchange Commission (the “SEC”) by Intel and Cyclops Holdings, LLC, and a solicitation/recommendation statement on Schedule 14D-9 has been filed with the SEC by Mobileye. The offer to purchase all of the issued and outstanding ordinary shares of Mobileye is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the tender offer statement on Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF MOBILEYE ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov, at the transaction website (http://intelandmobileye.transactionannouncement.com), or by directing such requests to D.F. King & Co., the Information Agent for the tender offer, at (800) 966-9021 (for shareholders), (212) 269-5550 (for banks and brokers), or by email to mobileye@dfking.com.

Forward-Looking Statements

This document and the materials attached hereto contain forward-looking statements related to the proposed transaction between Intel and Mobileye, including statements regarding the benefits and the timing of the transaction as well as statements regarding the companies’ products and markets. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “would” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based on management’s expectations as of the date they were first made and involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction; the ability of the parties to complete the transaction in the time expected or at all; the ability of Intel to successfully integrate Mobileye’s business; the market for advanced driving assistance systems and autonomous driving may develop more slowly than expected or than it has in the past; evolving government regulation of the advanced driving assistance systems and autonomous driving markets; the risk that we are unable to commercially develop the technologies acquired or achieve the anticipated benefits and synergies of the transaction; the risk that we are unable to develop derivative works from the technologies acquired; our ability to attract new or maintain existing customer and supplier relationships at reasonable cost; the failure to protect and enforce our intellectual property rights; assertions or claims by third parties that we infringe their intellectual property rights; the risk of technological developments and innovations by others; the risk of potential losses related to any product liability claims and litigation; the risk that the parties are unable to retain and hire key personnel; unanticipated restructuring costs may be incurred or undisclosed liabilities assumed; and other risks detailed in Intel’s and Mobileye’s filings with the SEC, including those discussed in Intel’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K and Mobileye’s most recent Annual Report on Form 20-F and in any subsequent reports on Form 6-K, each of which is on file or furnished with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Intel are also available on Intel’s Investor Relations website at www.intc.com, and SEC filings for Mobileye are available in the Investor Relations section of Mobileye’s website at ir.mobileye.com. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Unless otherwise required by applicable law, Intel and Mobileye undertake no obligation and do not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.